                                                                  EXHIBIT 10.36


                      EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 7 day of August, 1997, by and among Universal Seismic Associates, Inc., a Delaware corporation (the "Company"), and Joe T. Rye ("Executive").

     WHEREAS, the Company desires to employ Executive as its Chief Accounting Officer, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the parties agree as follows:

SECTION 1.   Employment.

     The Company hereby employs Executive, and Executive hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement.

SECTION 2.   Term.

     Subject to the provisions of Section 5, this Agreement shall be for a term commencing on the date hereof and expiring six months thereafter (the "Term").

SECTION 3.   Executive's Duties.

     3.1 Duties. Executive shall hold the position of the Company's Chief Accounting Officer. As such, Executive's duties shall be, in general, to (i) oversee the completion of the Company's current audit, including, without limitation, working with the Company's independent accountants on finalizing such audit, and (ii) evaluate the Company's financial controls and make a report with respect thereto. Executive shall be subject solely to the control of, and shall report solely to, the Audit Committee of the Board of Directors of the Company (the "Board").

     3.2 Performance of Duties. Executive shall perform Executive's duties and responsibilities during the Company's normal business hours and at all other times reasonably necessary to comply with the terms and conditions of this Agreement. Executive shall devote the time and attention required to the performance of Executive's duties and responsibilities hereunder. Executive currently serves on the board of a company and performs consulting services for certain other companies. It is agreed by the parties that Executive may continue to provide such other services provided that such other services do not unreasonably interfere with the performance of Executive's duties hereunder.

     3.3 Place of Employment. Executive's place of employment shall be at the location of the Company's executive offices on the date of this Agreement or at any other location within the

Houston, Texas metropolitan area to which the Company may relocate its executive offices. The Company shall provide Executive, at such place of employment, with a private office, secretarial services and such other facilities and support services as are appropriate to the position of Chief Accounting Officer and necessary or appropriate in the performance of Executive's assigned duties.

SECTION 4.   Compensation and Other Benefits.

     Executive shall be entitled to receive from the Company the following compensation and benefits for the services to be rendered by Executive hereunder:

     4.1 Salary. During the Term, the Company shall pay Executive a monthly base salary ("Base Salary") of $17,500, payable in advance on the first of each month, but prorated for any partial month of employment.

     4.2 Stock Options. Executive will be granted as of the above effective date of this Agreement 50,000 nonqualified stock options substantially in the form of the grant agreement attached hereto as Attachment A. The Corporation shall file a registration statement on a Form S-8 with the Securities and Exchange Commission registering the shares to be issued pursuant to the exercise of the above option within 10 business days of the date of this Agreement.

     4.3 Participation in Benefit Plans. Except as provided below, during the Term Executive shall be eligible to participate in all employee benefit plans and arrangements now in effect or which may hereafter be established that are generally applicable to other senior executives of the Company, as long as any such plan or arrangement remains generally applicable to other senior executives of the Company. Notwithstanding the foregoing, Executive shall not participate in any group health plan of the Company and, to the extent Executive is eligible to participate therein by the terms of such plan, Executive hereby waives such eligibility and participation.

     4.4 Reimbursement of Expenses. The Company shall reimburse Executive for reasonable expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with the policy of the Company for reimbursement of expenses as adopted by the Board from time to time and generally applicable to senior executives of the Company. Executive shall furnish the Company with the supporting documentation required under the Company's policy in connection with the reimbursement of such expenses. In addition, the Company shall reimburse Executive for the reasonable and ordinary costs of temporary housing incurred by Executive during the Tenn, but not to exceed $1,140 in any calendar month (or the pro rata portion thereof for any partial calendar month).

SECTION 5.   Termination.

     5.1 Termination by the Company Without Cause. The Company may terminate Executive's employment other than for Cause or Executive becoming Disabled (as such terms are defined below) at any time during the Term if the Board determines, in its sole discretion, that the continued employment of Executive is not in the continued interests of the Company. In the event the Company terminates Executive's employment pursuant to this Section 5. 1, then Executive shall be paid on termination (i) any unpaid Base Salary earned hereunder prior to the termination date (the "Earned Amount"), and (ii) an amount equal to the amount of Base Salary that Executive would receive if Executive's employment had continued without change through the remainder of the original Term.

     5.2 Termination by the Company for Cause. The Company may terminate this Agreement at any time, in the discretion of the Board, in the event of "Cause", which shall mean (i) any conviction of Executive for a felony, (ii) any material breach of any material provision of this Agreement by Executive, (iii) any willful conduct by Executive materially injurious to the Company, (iv) any willful failure by Executive to comply with any material policies, procedures, or directives of the Audit Committee of the Board that are consistent with the terms of this Agreement, (v) any fraud, misappropriation of funds, embezzlement, or other similar acts of misconduct by Executive with respect to the Company, or (vi) the failure by Executive to sign the Company's management representation letter to the Company's auditors or the Company's Form 10-K, in a form reasonably satisfactory to the Audit Committee; provided, however, Cause shall exist with respect to a matter described in (ii), (iii) or (iv) above that is capable of being corrected only if Executive shall first be given notice from the Audit Committee of such failure and such failure shall not have been cured within five days after such notice or, if such failure is not capable of being cured within five days, Executive shall not have commenced and be diligently pursuing in good faith efforts to cure such default. In the event the Company terminates Executive's employment pursuant to this Section 5.2 for Cause, then Executive shall be paid on termination the Earned Amount and the Company shall have no further liability or obligations to Executive pursuant to this Agreement.

     5.3 Termination Upon Death or Disability of Executive. This Agreement shall terminate upon the death of Executive or upon Executive becoming Disabled (as defined below). In the event of a termination of this Agreement pursuant to this Section 5.3, Executive (or Executive's estate, if applicable) shall be paid on termination the Earned Amount and the Company shall have no further liability or obligations to Executive pursuant to this Agreement. For purposes of this Agreement, "Disabled" shall mean that Executive shall have incurred a mental or physical disability that has prevented Executive from substantially performing his duties under this Agreement for a period of 30 days within any 45 day period.

     5.4 Voluntary Resignation for Good Reason. Executive may resign Executive's employment with the Company at any time and, if such resignation is for "Good Reason" (as defined below), Executive shall be entitled to the same payments that Executive would receive under Section 5.1 if Executive's employment were being terminated by the Company other than for Cause or Executive becoming Disabled. "Good Reason" shall mean: (i) the failure by the Company to pay when due any portion of the Base Salary payable to Executive hereunder, (ii) any material breach by the Company of any material provision of this Agreement, (iii) the Company's failure at any time to cause Executive to be covered as an insured under a policy or contract that insures directors and officers of the Company against personal liability for acts or omissions or alleged acts or omissions in connection with such individual's service as an officer or director of the Company or service in other capacities at the request of the Company ("D&O Policy") on terms and conditions that are substantially the same as the coverages provided to officers and directors of the Company as of the date of this Agreement, (iv) the failure of the Company to provide Executive a written binding commitment by September 17, 1997 that the Company will maintain coverage for Executive under the Company's D&O Policy for a period of three years following the Term of this Agreement for claims arising from acts or omissions or alleged acts or omission occurring during the Term of this Agreement, or (v) the failure of Resource Investors Management Company Limited Partnership (or its affiliates) to provide the Company with a written binding commitment by September 17, 1997 to finance the costs of such coverage referred to in clause
(iv) immediately above; provided, however, Good Reason shall exist with respect to a matter that is capable of being corrected by the Company only if such matter is not corrected by the Company within a reasonable period, not to exceed 30 days, following its receipt of written notice of such matter from Executive, and in no event shall a termination by Executive occurring more than 35 days following any such written notice of the event described above be for Good Reason.

SECTION 6.   Covenant Not to Compete; Confidentiality.

     6.1 Noncompetition. Unless granted written permission by the Board, while employed by the Company and for a period of 12 months after the termination of such employment, Executive covenants that Executive shall not (i) own (as a proprietor, partner, or stockholder of greater than one percent of outstanding equity securities, interests or otherwise) an interest in, or (ii) participate (as an officer, director, or in any other capacity) in the management, operation, or control of, or (iii) perform services as or act in the capacity of any employee, independent contractor, consultant, or agent of any business which engages in activities that are competitive with the three-dimensional seismic acquisition and processing services of the Company or its subsidiaries in an area within North America in which the Company is then conducting business and in which the Company commenced conducting such business prior to the commencement of such activities therein by Executive.

     6.2 Confidentiality. Executive acknowledges that in the course of Executive's employment by the Company, Executive will be furnished and have access to certain information concerning the business, financial condition, operations, assets and liabilities of the Company that is confidential or proprietary in nature. All such information (irrespective of the form of communication) is hereinafter collectively referred to as the "Information." Executive agrees to keep the Information confidential and agrees that Executive will use the Information solely for the purpose of performing Executive's duties hereunder or as otherwise authorized by the Board. This Agreement shall be inoperative as to such portions of the Information which (a) are or become generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, (b) become available to Executive on a non-confidential basis from a source other than the Company that is not bound by an obligation of confidentiality to such entity or entities, or (c) are required to be disclosed by an order or decree of a court or other tribunal of competent jurisdiction, provided the Company is given prompt notice of, and the opportunity to contest disclosure under, such order or decree. Upon termination of this Agreement, Executive will return all Information furnished by the Company and any documents that contain, reflect, or are based upon, in whole or in part, the Information.

     6.3 Equitable Relief. Executive acknowledges and agrees that it would be difficult to measure damage to the Company from any breach by Executive of
Section 6.1 or 6.2 and that
monetary damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if Executive shall breach Section 6.1 or 6.2, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders or equitable relief to restrain any such breach, without showing or proving any actual damage sustained by the Company.

     6.4 Executive's Acknowledgment. Executive hereby expressly acknowledges and agrees that (i) the restrictions and obligations set forth in and imposed by this Section 6 will not prevent Executive from obtaining gainful employment in Executive's field of expertise or cause Executive undue hardship, and (ii) in view and consideration of the substantial benefits Executive will receive from the Company pursuant to this Agreement, the restrictions and obligations imposed on Executive under this Section 6 are reasonable and necessary to protect the legitimate business interests of the Company.


Section 7.   Indemnification.

     (a) During the Term, the Company shall cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to Executive pursuant to this Section 7 shall be of a scope and on terms and conditions at least as favorable as the coverage (if any) provided to any other officer or director of the Company.

     (b) To the maximum extent permitted under applicable law, the Company shall indemnify Executive against and hold Executive harmless from any costs, liabilities, losses and exposures ("Liabilities") for an act or omission or alleged act or omission of Executive as an officer or employee, of the Company. In addition, to the maximum extent permitted by applicable law, the Company shall advance to Executive all reasonable fees and expenses Executive may incur in connection with any such Liability; provided, however, that Executive shall be required to reimburse the Company for all sums advanced to Executive to the extent it is determined such advanced amounts may not be properly paid by the Company.

SECTION 8.   Representations and Warranties.

     8.1 By the Executive. Executive represents and warrants to the Company that (i) Executive is under no contractual or other restriction or obligation which would prevent the performance of Executive's duties hereunder or interfere with the rights of the Company hereunder and (ii) this Agreement has been duly executed and delivered by Executive, is the legal, valid and binding obligation of Executive, and is enforceable against Executive in accordance with its terms.

     8.2 By the Company. The Company represents and warrants to Executive that
(i) it has all requisite corporate power and authority to execute, deliver and perform this Agreement, (ii) all necessary proceedings of the Company have been duly taken to authorize the execution, delivery and performance of this Agreement, and (iii) this Agreement has been duly authorized, executed and delivered by the Company, is the legal, valid and binding obligation of the Company, and is enforceable against the Company in accordance with its terms.

SECTION 9.   Notices.

     Any notice given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the date (i) the notice is personally delivered to the party to be notified, (ii) that is three days after the notice is mailed, postage prepaid, certified with return receipt requested, addressed as follows, or at such other address as a party may from time to time designate by notice to the other party, (iii) the notice is delivered at the party's address via courier service, or (iv) the notice is received by fax or telecopier:




          To the Company:     Universal Seismic Associates, Inc.
                              16420 Park Ten Place, Suite 300
                              Houston, TX 77084-5051
                              Attn: Chairman, Board of Directors
                              Facsimile No: 281-578-7091



          To Executive:       Joe T. Rye
                              158 April Waters West
                              Montgomery, TX 77356
                              Facsimile No: 409-588-4115

SECTION 10.  General Provisions.

     10.1 Remedies on Default. In the event either party breaches this Agreement, the other party shall be entitled to pursue all remedies available at law or in equity. Except as otherwise provided herein, in the event this Agreement is breached by either party, the non-breaching party shall not terminate this Agreement without notice and a reasonable opportunity to cure such breach.

     10.2 Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. The Company will require any successor, by agreement in form and substance reasonably acceptable to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and following such assumption all references to the Company herein shall be deemed to mean such successor. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, administrators, successors, and permitted assigns.

          10.3 Waiver. Failure of any party at any time to require performance of any provision of this Agreement shall not limit such party's right to enforce such provision, nor shall any waiver of any breach of any provision of this Agreement constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself. No attempted or purported waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the party to be bound.

          10.4 Amendment. This Agreement may not be modified or amended except by the written agreement of the parties.

          10.5 Severability. The agreements and covenants contained in this Agreement are severable, and in the event any of the agreements and covenants contained in this Agreement should be held to be invalid by any court or tribunal of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements and covenants were not contained herein; provided, however, that if in any legal proceeding a court shall hold unenforceable the covenants contained in Section 6 by reason of their extent or duration or otherwise, any such covenant shall be reduced in scope to the extent required by law and enforced in its reduced form.

          10.6 Integration. This Agreement contains the entire agreement and understanding of the parties with respect to the employment of Executive by the Company and supersedes all prior and Contemporaneous agreements (oral or written) between them with respect to such subject matter.

          10.7 Attorneys' Fees. The Company shall reimburse Executive for the reasonable attorney's fees and expenses Executive incurs in the negotiation of this Agreement.

          10.8 Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

          10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          10.10 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Houston, Texas in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction. All costs and expenses (including attorneys' fees) arising in connection with any arbitration or other proceeding to enforce the rights awarded in the arbitration proceeding shall be allocated among the parties by the court or arbitrator, as applicable.

          10.11 Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

          10.12 Survival. In the event of termination of this Agreement by either party, this Agreement shall become void and there shall be no liability on the part of Executive or the Company except to the extent such termination results from the breach by a party hereto of its obligations hereunder (in which case Section 10.1 shall apply); provided that Sections 5.1, 5.2, 5.3, 5.4, 6, 7, 9 and 10.7 shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective for all purposes as of the date first above written.



                              UNIVERSAL SEISMIC ASSOCIATES, INC.

                              By: /s/ RONALD L. ENGLAND
                                 ----------------------------------------
                              Name: Ronald L. England
                                   --------------------------------------
                              Title: Chief Financial Officer
                                    -------------------------------------



                                   /s/ JOE T. RYE
                                  ---------------------------------------
                                  Joe T. Rye